Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Five Star Quality Care, Inc. for the registration of debt securities, common shares, preferred shares, depositary shares and warrants  and to the incorporation by reference therein of our report dated September 17, 2014, with respect to the consolidated financial statements of Five Star Quality Care, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 1, 2015